Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

HORIZON LINES, INC.

Horizon Lines, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Code”) does hereby certify as follows:

FIRST: That the present name of the Corporation is “Horizon Lines, Inc.” The date of filing of the original Certificate of Incorporation with the Secretary of State of the State of Delaware was May 12, 2004. The date of filing of the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was December 7, 2011.

SECOND: The Board of Directors of the Corporation (the “Board of Directors”), at a special meeting of the Board of Directors in accordance with Section 242 of the Code, duly and unanimously RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by deleting the first sentence of Section 1 of Article IV in its entirety and replacing said sentence with the following text:

The amount of the total authorized capital stock of the Corporation shall be 180,500,000 shares, comprised of: (i) 30,500,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”) shall be available for designation in one or more series pursuant to Section 2(a) of this Article IV; and (ii) 150,000,000 shares of Common Stock, par value $.01 per share.

THIRD: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the Code at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Code.

IN WITNESS WHEREOF, the undersigned on behalf of the Corporation for the purpose of amending the Restated Certificate of Incorporation of the Corporation pursuant to the Code, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Certificate of Amendment of Restated Certificate of Incorporation this 21st day of June, 2013.

HORIZON LINES, INC.

By:	/s/ Michael T. Avara
Name:	Michael T. Avara
Title:	Executive Vice President and Chief Financial Officer